EXHIBIT (j)(3)
                        AMENDMENT TO CUSTODIAN CONTRACT
                            DATED SEPTEMBER 14, 2003

                        AMENDMENT TO CUSTODIAN CONTRACT


        Amendment dated April 16, 2003, to the Custodian Contract, dated December 15, 1993, as amended, by and between State Street Bank and Trust Company (the "Custodian") and ROYCE MICRO-CAP TRUST, INC. (the "Fund")(the "Contract").

        In consideration of the promises and covenants contained herein, the Custodian and the Fund hereby agree to amend and replace Section 4 of the Contract as follows:

5.      Proper Instructions
        -------------------

     "PROPER INSTRUCTIONS", which may also be standing instructions, as used throughout this Contract, shall mean instructions received by the Custodian from the Fund or from the Fund's investment manager or subadviser, as duly authorized by the Fund. If instructions are given in writing, such instructions must be signed or initialed by two or more authorized persons. Proper Instructions also may include instructions in a tested communication or in a communication utilizing access codes effected between electro-mechanical or electronic devices, provided that the Fund supplies to the Custodian a summary of trade transactions, which shall be signed by two or more authorized persons, on those days when trades occur, and provided that the Fund has followed any security procedures agreed to from time to time in writing by the Fund and the Custodian, including, but not limited to, the security procedures selected by the Fund in the Funds Transfer Addendum to this Contract. Oral instructions will be considered Proper Instructions if the Custodian reasonably believes them to have been given by a person authorized to give such instructions with respect to the transaction involved. The Fund shall cause all oral instructions to be confirmed promptly in writing, which shall be signed by two or more authorized persons. For purposes of this Section, Proper Instructions shall include instructions received by the Custodian pursuant to any multi-party agreement which requires a segregated asset account in accordance with Section 2.11 of this Contract. The Fund or the Fund's investment manager or subadviser shall cause the Fund's duly authorized officer to certify to the Custodian in writing the names and specimen signatures of persons authorized to give Proper Instructions. The Custodian shall be entitled to rely upon the identity and authority of such persons until it receives notice from the Fund to the contrary.

   IN WITNESS WHEREOF, each of parties has caused this instrument to be executed in its name and on its behalf by its duly authorized representative as of the date written above.



                            ROYCE MICRO-CAP TRUST, INC.


                            By:      /s/ Daniel A. O'Byrne
                                     -------------------------------------
                                     Daniel A. O'Byrne

                            Its:     Vice President
                                     -------------------------------------

                            STATE STREET BANK AND TRUST COMPANY


                            By:      /s/ Joseph L. Hooley
                                     -------------------------------------
                                     Joseph L. Hooley
                                     Executive Vice President